Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	Executive VP and CFO	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

MERITAGE HOMES CORPORATION INCREASES

DILUTED EPS BY 85% OVER 3RD QTR 2004

ALL-TIME QUARTERLY RECORDS

•                  97% INCREASE IN NET EARNINGS OVER 3RD QTR 2004 TO $70 MILLION

•                  85% RISE IN DILUTED EPS OVER 3RD QTR 2004 TO $2.40

•                  51% INCREASE IN DOLLAR VALUE OF HOME ORDERS OVER 3RD QTR 2004 TO $971 MILLION

•                  85% RISE IN DOLLAR VALUE OF ORDER BACKLOG OVER SEPT 30, 2004 TO $2.5 BILLION

Dallas and Scottsdale, Arizona (October 25, 2005) – Meritage Homes Corporation (NYSE: MTH) today announced all-time quarterly records for net earnings, diluted earnings per share, the dollar value of home orders and the dollar value of order backlog.

SUMMARY OPERATING RESULTS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	% Change	2005 *	2004	% Change
Home closing revenue	$753,505	$462,711	63%	$1,956,235	$1,317,488	48%
Net earnings	$70,253	$35,600	97%	$153,688	$87,156	76%
Diluted EPS	$2.40	$1.30	85%	$5.35	$3.14	70%

*     Includes a first quarter bond refinancing charge related to repurchasing $276.8 million of our 9.75% senior notes due 2011.  The funds to repurchase these bonds came from our new $350.0 million 6.25% senior notes due 2015.  This bond refinancing charge reduced pre-tax earnings by $31.3 million, reduced net earnings by $19.5 million and reduced diluted EPS by $0.69.  Excluding this one-time charge, net earnings for the first nine months of 2005 would have increased 99% to $173.2 million and diluted EPS would have risen 92% to $6.04.

“For the third quarter of 2005 we again delivered excellent results to our stockholders,” said John R. Landon, Meritage Co-Chairman and CEO.  “Among other all-time quarterly records, net earnings reached $70 million, nearly double that of the third quarter 2004, diluted EPS rose 85% to $2.40 and after-tax return on equity rose to 33.6%.  Our 3rd quarter performance affirms our belief that we are offering the right product at the right price and in the right locations, and that we are successfully managing the geographic expansion of our business by leveraging the competitive advantages available to public builders.”

Reflecting strong sales orders from prior quarters, the Company’s home closing revenue increased 63% to $754 million in the third quarter of this year as compared to the same quarter a year ago, while the number of homes closed rose 38% to 2,310 homes.  Some home closings were delayed at quarter-end in Houston due to Hurricane Rita.  In addition, Meritage experienced postponements in Las Vegas in receiving electric hookups, which has pushed some closings from the third quarter to the fourth quarter.  For the first nine months of this year, home closing revenue increased 48% over the same period a year earlier to $1.96 billion, nearly equaling the 2004 full-year home closing revenue of $2.02 billion.  The number of homes closed rose 27% for the same period to 6,192 homes.  The average price of homes closed during the third quarter increased 18% to approximately $326,000, primarily the result of increased deliveries in Las Vegas and Florida, where the average price of homes closed exceeds the company average.

“Overall, we took orders for 2,929 homes during the third quarter, up 33% from the same quarter last year,” added Steven J. Hilton, Meritage Co-Chairman and CEO.  “In addition, the dollar value of orders rose 51% for the same periods to $971 million.  Our Texas division had a particularly strong quarter with a 75% increase in the dollar value of orders reflecting increased job growth and the expansion of our product line to focus not only on move-up homes but also entry-level and semi-custom luxury.”

“In addition to solid increases in revenue, closings and orders, our earnings and margins expanded in both the third quarter and first nine months of 2005 versus the same periods in 2004,” said Mr. Landon.  “Our margin expansion was the result of increases in sales prices driven by strong demand, coupled with the effective management of construction and land costs and the leveraging of SG&A expenses.  For the third quarter 2005, our home closing gross margin increased 311 basis points over the third quarter 2004 to 23.6% while our pre-tax margin advanced 298 basis points to 14.9%.  For the first nine months of this year, our home closing gross margin rose 352 basis points to 23.0% and our pre-tax margin increased 204 basis points to 12.6%,” added Mr. Hilton.  “Excluding the one-time bond refinancing charge in the first quarter of this year, our pre-tax margin for the first nine months of 2005 would have risen 364 basis points to 14.1%.”

“We are happy to report that we closed our first homes in Orlando under the Meritage Homes brand just 10 months after our entry into that market through a start-up operation,” added Mr. Hilton.

“Following our acquisition of Greater Homes in September, we closed our first homes in Orlando under the Greater Homes name.  We are pleased with our current operations in Orlando and Ft. Myers/Naples, Florida and feel very positive about the future of our operations in Florida.”

“The Company’s balance sheet remains in excellent position to fund our anticipated growth,” said Mr. Landon.  The net debt-to-capital ratio* improved to 45% at September 30, 2005, as compared to 52% at September 30, 2004, typically a seasonal high point in leverage for the year.  For the third quarter of 2005, EBITDA* increased 86% over the third quarter of 2004 to $127 million.  For the twelve months ending September 30, 2005, EBITDA rose 65% to $385 million, resulting in an interest coverage ratio* of 9.1 times as compared to 6.7 times for the comparable period a year earlier.  For the twelve months ending September 30, 2005, the Company’s debt-to-EBITDA ratio* was 1.7 times, an improvement from 2.2 times a year ago.  At September 30, 2005, Meritage had $151 million outstanding on its $400 million bank credit facility and had the availability to borrow an additional $168 million after considering $81 million in outstanding letters of credit.  (*A definition and discussion of Meritage’s use of non-GAAP measures are included with the summary financial information at the end of this release).

“Our robust earnings thus far this year have led to strong returns to our stockholders,” said Mr. Hilton.  “For the four quarters ended September 30, 2005, our after-tax return on average equity was 33.6%, up from 27.7% a year ago, and our after-tax return on average assets was 13.8%, up from 11.2% for the same period a year earlier.”

“At September 30, 2005 we were actively selling homes in 174 communities, an increase of 29% over September 30, 2004 and 25% over December 31, 2004,” said Mr. Hilton.  “We are targeting an increase to approximately 180 communities by year-end.  To support this community growth, at the end of the third quarter 2005, we had approximately 54,675 lots under control, of which approximately 91% were controlled through purchase and option contracts.  The number of lots we controlled at September 30, 2005 represents about a 5.5-year supply based on anticipated 2005 closings.”

“Looking ahead, order backlog reached a record $2.5 billion at September 30, 2005, up 85% over the same date in 2004 and the number of homes in backlog at the end of the third quarter 2005 increased 59% to 7,536 homes, also an all-time record,” added Mr. Landon.  “While we are aware of investor concerns about demand trends, Meritage increased the dollar value of our home orders in the third quarter by 51% to $971 million, and the number of homes ordered advanced 33% to 2,929.  We are reaffirming our 2006 guidance of $3.8 to $3.9 billion in revenue and $11.25 to $11.50 in diluted EPS.  This guidance would result in a 27% to 30% increase in revenue and an approximate 35% increase in diluted EPS over our 2005 guidance.  Included in this guidance is our expectation that interest rates will rise somewhat and that price appreciation in some of our more robust markets will moderate.”

“With our all-time record backlog, our strong third quarter order momentum, and our expanded community and lot positions, we are confident that we will achieve our previously announced 2005 revenue guidance of approximately $3.00 billion, which would be a 47% increase over $2.04 billion in 2004.  We are also reiterating our 2005 diluted EPS guidance of $8.25 to $8.50, up 64% to 69% over 2004.  Excluding a one-time bond refinancing charge of $0.69 per share incurred during the first quarter of 2005, current year diluted EPS guidance would be $8.94 to $9.19, which would be 78% to 83% higher than 2004.  We also anticipate our fourth quarter diluted EPS to approximate $2.88 to $3.13, an increase of 53% to 66% over the prior year’s fourth quarter,” concluded Mr. Hilton.

Meritage will hold its third quarter earnings call on Wednesday, October 26, 2005, at 11 a.m. EDT.  To participate in the call, please dial in at least five minutes before the start time.  The domestic dial-in number for the call is 800-291-3314, and the international dial-in number is 706-634-0844.  The conference call and presentation can be accessed through the Company’s website at www.meritagehomes.com.  The call may also be accessed through CCBN for two weeks at www.fulldisclosure.com.  A replay of the call will be available from 12 p.m. EDT October 26, 2005, through midnight November 2, 2005.  The domestic replay telephone number is 800-642-1687, and the international replay telephone number is 706-645-9291.  The passcode for the replay is 1202695.

About Meritage Homes Corporation

Meritage Homes Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH.  The Company appears on Forbes’ “Platinum 400” list as number one in terms of five-year annualized total return, and is included in the S&P SmallCap 600 Index.  Meritage is ranked as one of Fortune’s Fastest Growing Companies in America, its fifth appearance on this list in seven years.   Additionally, Fortune ranked Meritage 747th in its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004.  Meritage operates in fast-growing states of the Southern and Western U.S., including six of the top 10 single-family housing markets in the country.  For more information about the Company, please visit the Meritage website located at www.meritagehomes.com.

MERITAGE HOMES CORPORATION AND SUBSIDIARIES

OPERATING RESULTS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating Results
Home closing revenue	$753,505	$462,711	$1,956,235	$1,317,488
Land closing revenue	1,945	20,037	3,954	22,697
	755,450	482,748	1,960,189	1,340,185

Home closing gross profit	178,011	94,885	450,039	256,755
Land closing gross profit	57	7,160	528	8,089
	178,068	102,045	450,567	264,844

Commissions and other sales costs	(39,635)	(28,077)	(106,975)	(79,906)
General and administrative expenses	(31,894)	(19,822)	(82,529)	(52,672)
Other income, net	5,963	3,366	16,433	8,535
Loss on extinguishment of debt	—	—	(31,477)	—
Earnings before provision for income taxes	112,502	57,512	246,019	140,801
Provision for income taxes	(42,249)	(21,912)	(92,331)	(53,645)
Net earnings	$70,253	$35,600	$153,688	$87,156

Earnings per share:
Basic:
Earnings per share	$2.57	$1.38	$5.72	$3.33
Weighted average shares outstanding	27,311	25,788	26,880	26,182

Diluted:
Earnings per share	$2.40	$1.30	$5.35	$3.14
Weighted average shares outstanding	29,217	27,288	28,748	27,740

MERITAGE HOMES CORPORATION AND SUBSIDIARIES

NON-GAAP FINANCIAL DISCLOSURES

(UNAUDITED)

(DOLLARS IN THOUSANDS)

	Three Months Ended September 30,		Nine Months Ended September 30,		Trailing Twelve Months Ended September 30,
	2005	2004	2005	2004	2005	2004
EBITDA Reconciliation:(1)
Net earnings	$70,253	$35,600	$153,688	$87,156	$205,500	$118,722
Provision for income taxes	42,249	21,912	92,331	53,645	124,476	73,155
Interest amortized to cost of sales	9,513	7,482	27,025	21,381	37,871	29,156
Depreciation and amortization	4,729	3,205	12,752	8,969	17,016	11,773
EBITDA	$126,744	$68,199	$285,796	$171,151	$384,863	$232,806

Interest coverage ratio:(2)
EBITDA					$384,863	$232,806
Interest incurred					$42,335	$34,876
Interest coverage ratio					9.1 times	6.7 times

Debt to EBITDA ratio:(3)
Notes payable and other borrowings					$671,782	$516,727
EBITDA					$384,863	$232,806
Debt to EBITDA ratio					1.7 times	2.2 times

After-tax stockholder returns: (4)
Net earnings					$205,500	$118,722
Average assets					$1,484,867	$1,057,835
Average equity					$612,410	$428,954
After-tax return on assets					13.8%	11.2%
After-tax return on equity					33.6%	27.7%

Net debt-to-capital: (5)
Notes payable and other borrowings					$671,782	$516,727
Less: cash and cash equivalents					40,185	19,340
Net debt					$631,597	$497,387
Stockholders’ equity					761,922	468,321
Capital					$1,393,519	$965,708
Net debt-to-capital					45.3%	51.5%

(1)            EBITDA represents net earnings before interest amortized to cost of sales, income taxes, depreciation and amortization.  EBITDA is a non-GAAP financial measure.  A non-GAAP financial measure is a numerical historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of earnings, balance sheet, or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  We have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance and we believe is a financial measure widely used by investors and analysts in the homebuilding industry.  EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, is not necessarily an accurate means of comparison between companies.  EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles in the United States of America.

(2)            Interest coverage ratio is calculated as the trailing four quarters EBITDA divided by the trailing four quarters interest incurred.

(3)            Debt to EBITDA ratio is calculated as notes payable and other borrowings divided by the trailing four quarters EBITDA.

(4)            After-tax return on assets and equity are calculated as the trailing four quarters net earnings divided by the trailing four quarters average assets and equity, respectively.

(5)            Net debt-to-capital is calculated as notes payable and other borrowings less cash divided by notes payable and other borrowings.

MERITAGE HOMES CORPORATION AND SUBSIDIARIES

BALANCE SHEET DATA

(UNAUDITED)

(DOLLARS IN THOUSANDS)

	September 30, 2005	December 31, 2004
Total assets	$1,887,637	$1,265,394
Real estate	1,409,433	867,218
Cash and cash equivalents	40,185	47,876
Consolidated real estate not owned	2,557	18,344
Total liabilities and minority interests	1,126,715	742,839
Notes and loans payable	671,782	471,415
Liabilities related to real estate not owned	2,143	14,780
Stockholders’ equity	761,922	522,555

MERITAGE HOMES CORPORATION AND SUBSIDIARIES

OPERATING DATA

(UNAUDITED)

(DOLLARS IN THOUSANDS)

	For The Three Months Ended September 30				As Of And For The Nine Months Ended September 30
	2005		2004		2005		2004
	Homes	$	Homes	$	Homes	$	Homes	$
Homes Ordered:
Texas	1,318	304,346	805	173,816	3,358	760,437	2,774	593,729
Arizona	954	328,379	914	219,349	2,852	914,374	2,777	689,741
California	400	236,709	391	215,685	1,437	844,942	1,143	561,241
Nevada	165	66,791	93	34,073	515	194,435	258	90,353
Florida	61	23,262	—	—	298	129,234	—	—
Colorado	31	11,048	—	—	39	14,070	—	—
Total	2,929	970,535	2,203	642,923	8,499	2,857,492	6,952	1,935,064

Homes Closed:
Texas	879	197,926	700	152,060	2,452	538,110	2,171	469,709
Arizona	765	213,975	560	127,516	2,109	562,038	1,414	340,983
California	406	244,703	367	166,819	1,130	667,602	968	421,529
Nevada	138	52,980	44	16,316	292	109,662	307	85,267
Florida	122	43,921	—	—	209	78,823	—	—
Total	2,310	753,505	1,671	462,711	6,192	1,956,235	4,860	1,317,488

Order Backlog:
Texas					2,391	535,417	1,722	365,439
Arizona					2,734	889,723	2,195	587,117
California					1,002	568,611	655	338,041
Nevada					460	163,976	175	58,724
Florida *					910	327,151	—	—
Colorado					39	14,070	—	—
Total					7,536	2,498,948	4,747	1,349,321

*    As part of our February 2005 acquisition of Colonial Homes of Florida, we purchased order backlog of 367 homes with a value of approximately $130 million, and as part of our September 2005 acquisition of Greater Homes of Orlando, we purchased order backlog of 454 homes with a value of approximately $147 million.

	3rd Qtr 2005		3rd Qtr 2004
	Beg.	End	Beg.	End
Active Communities:
Texas	98	101	87	89
Arizona	30	35	30	27
California	22	18	17	17
Nevada	6	6	3	2
Florida	6	10	n/a	n/a
Colorado	1	4	n/a	n/a
Total	163	174	137	135

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements concerning the success of our future operations in Florida; the number of communities we will be operating in at the end of 2005; our future lot supply; our estimated revenue and diluted earnings per share in 2005 and 2006; and that we anticipate that traffic, sales demand and pricing power in some of our more robust markets will moderate to what we believe are more sustainable levels.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: interest rates and changes in the availability and pricing of residential mortgages; our success in locating and negotiating favorably with possible acquisition candidates; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions, including Colonial Homes of Florida and Greater Homes; our dependence on key personnel and the availability of satisfactory subcontractors; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of inflation; the impact of construction defect and home warranty claims; the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate, our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our start-up markets; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2004 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of our Form 10-Q for the quarter ended June 30, 2005.  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

# # #